EXHIBIT 99.1

VALOR Telecom, Communications Workers of America
Reach Tentative Agreement on New Contract

IRVING, Texas, March 4, 2005 – VALOR Telecom and Communications Workers of America (CWA) and its Locals 6171 and 7019 announced today that they reached a tentative agreement on a new, three-year collective bargaining agreement. Terms of the agreement, which were not announced, are pending distribution and ratification by the membership.

Negotiations began Jan. 31, with the existing collective bargaining agreement expiring at midnight Feb. 28, 2005. Up until today when the proposed contract was announced, the 2002 collective bargaining agreement had been extended on a day-to-day basis while both parties continued negotiations.

The new agreement would cover more than 800 VALOR bargaining unit employees in New Mexico, Oklahoma and Texas.

About VALOR Telecom
VALOR Telecom, a subsidiary of Valor Communications Group, Inc. (NYSE: VCG), is an Incumbent Local Exchange Carrier and one of the largest providers of telecommunications services in primarily rural communities in Texas, Oklahoma, New Mexico and Arkansas. In addition to local telephone service, we offer our business and residential customers a wide range of telecommunications services, including unlimited nationwide long distance, bundled calling plans, directory and online yellow pages, high-speed DSL, Internet access service, telephone equipment, data solutions, calling features and more. Formed in 2000, VALOR is based in Irving, Texas. For more information, visit www.valortelecom.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Valor Communications Group’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which would cause actual results to differ materially from those contained in the forward-looking statements, see “Risk Factors” in the prospectus dated February 8, 2005, relating to the Company’s initial public offering of common stock.